UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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MEDIA SCIENCES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 29, 2011

MEDIA SCIENCES INTERNATIONAL, INC.
203 Ridge Road
Goshen, New York 10924

It is my pleasure to invite you to attend the annual meeting of stockholders of Media Sciences International, Inc., a Delaware corporation.  The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting, or at any adjournment or postponement of the annual meeting, for the purposes set forth below.

Time and Date:	9:00 a.m., Eastern Time, on Thursday, December 29, 2011

Place:	Marriot Courtyard 140 Route 17 South Mahwah, NJ 07430

Items of Business:
(1)  To elect all of the members of the Board of Directors;
(2)  To approve the dissolution of the Company;
(3)  To ratify the selection of EisnerAmper LLP as independent registered public accounting firm for the fiscal year ending June 30, 2012;
(4)  To adjourn the meeting; and
(5)  To transact any other business properly brought before the annual meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a stockholder of record as of the close of business on November 3, 2011 (the “record date”).

Annual Report:	A copy of our 2011 Annual Report is enclosed.

Date of Mailing:	This Notice and the Proxy Statement are first being mailed to stockholders on or about [November 17, 2011].

Our Board of Directors recommends you vote “FOR” each of the proposals.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote.  You can submit your proxy by mail or vote by telephone or the Internet. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person.  If your shares are held of record by a broker, bank or other registered holder and you wish to attend or vote at the meeting, please contact the stockholder of record to obtain a proxy issued in your name.  If you hold shares in street name but will not attend the meeting, we request that you return your instructions to vote your shares to your broker.  The proxy contains proposals, some of which may be acted upon at the discretion of the broker; however, brokers may not vote the “street name” shares on your behalf with respect to incentive stock plans without any instruction from you.

Goshen, New York	By order of the Board of Directors
[November 17, 2011]
/s/ Denise Hawkins
Denise Hawkins, Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 29, 2011

The Company’s Proxy Statement for the Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 are available on the Company's Investor Relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=proxy.

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Items in this summary term sheet include a caption reference directing you to a more complete description of that item.

This summary highlights Proposal No. 2, approval of the Plan of Dissolution.

About the Company

Media Sciences International, Inc. is a Delaware corporation that was originally incorporated in Utah in 1983 under the name Communitra Energy, Inc.  In 1998, we reincorporated in Delaware under the name Cadapult Graphic Systems, Inc.  In 2002, we changed our corporate name to Media Sciences International, Inc. Our headquarters are located at 203 Ridge Road, Goshen, New York 10924, and our telephone number is 201-677-9311.  Our website is www.mediasciences.com. All of our public filings with the Securities and Exchange Commission are accessible from our corporate website.  Information contained on the website is not a part of this proxy statement. The Company was a manufacturer of business color printer supplies and industrial ink applications.  Through two transactions in the year ending June 30, 2011, we sold one of our product lines and exited the other.  As a result, we currently have no substantive operations.  While we review and consider options available to us, we currently expect to wind down and dissolve the company.

The Plan of Dissolution

General.  On May 18 2011, our Board of Directors approved, subject to stockholder approval, the Plan of Dissolution.

Reasons for Dissolution.  Our Board of Directors approved the Plan of Dissolution after reviewing other options including entering a new business line, acquiring another business or merging with another business and concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders as compared to our other available strategic alternatives.  See “Proposal No. 2 - Background and Reasons for the Plan of Dissolution”.

Our Activities Following Adoption.  If our stockholders approve the Plan of Dissolution, we intend to wind up our business affairs, and distribute pro rata in one or more liquidating distributions all of our remaining assets to our stockholders.  Our Board of Directors may amend or abandon the Plan of Dissolution without any further stockholder approval if it determines that action is in the best interest of our stockholders.  See “Proposal No. 2 - Our Activities Following the Adoption of the Plan”.

Distributions.  Although our Board of Directors has not established a firm timetable for the liquidating distributions, subject to contingencies inherent in winding up our business, the Board of Directors intends to make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. Subject to Delaware law, we expect to conclude a final distribution prior to the third anniversary of the filing of the Certificate of Dissolution.  We are unable to predict the precise nature, amount or timing of any liquidating distributions.  Based on current projections, we currently estimate that we will have a maximum of [$2.4] million available for distribution.  The actual amount available for could be substantially less if there are additional claims by Katun Corporation under indemnification provisions contained in the Asset Purchase Agreement between the companies, we discover additional liabilities or claims or we incur unexpected or greater than expected expenses. See “Proposal No. 2 - Liquidating Distributions; Nature; Amount; Timing”.

Liabilities; Reserve.  In connection with our dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder can be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidation distributions received by such stockholder from us.  See “Proposal No. 2 - Contingent Liabilities; Contingency Reserve”.

Liquidating Trust.  As part of the dissolution process, we may from time to time transfer assets to one or more liquidating trusts established for the benefit of our stockholders. The purpose of a liquidating trust would be to distribute or sell such property and distribute any net proceeds to our stockholders. Our Board of Directors may appoint one or more of its members or management or another third party to serve as trustee of the trust. We do not anticipate that a stockholder’s interest in a liquidating trust will be transferable.  See “Proposal No. 2 - Liquidating Trust”.

Tax Consequences.  Each stockholder is advised to consult his, her or its tax advisor for actual tax consequences to him, her or it of the Plan of Dissolution. Liquidating distributions received by our stockholders will be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior distributions received by a stockholder with respect to a share exceeds his, her or its tax basis for that share. A loss will generally be recognized if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will generally be a capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. A stockholder may be subject to back-up withholding tax. See “Proposal No. 2 - Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation”.

Recommendation of our Board of Director.  Our Board recommends that the Company’s stockholders vote FOR the approval and adoption of the Plan of Dissolution.

INFORMATION ABOUT THE MEETING

What am I voting on?

You will be voting on the following proposals:

(1)	To elect all of the members of the Board of Directors;
(2)	To approve the dissolution of the Company pursuant to the Plan of Dissolution, substantially in the form as set forth in Appendix A attached thereto;
(3)	To ratify the selection of EisnerAmper LLP as independent registered public accounting firm for the fiscal year ending June 30, 2012;
(4)	To adjourn the meeting to solicit additional proxies; and
(5)	To transact any other business properly brought before the annual meeting or any adjournment thereof.

Who can vote?

You can vote if you were a stockholder of record of our common stock as of the close of business on the record date, November 3, 2011, including shares held directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, as a “stockholder of record”; and held for you in an account with a broker, bank or other registered holder (which means your shares are held in “street name”).  Our common stock is the only class of voting stock, and each share of common stock is entitled to one vote.  There is no cumulative voting.  As of November 3, 2011, we had 13,647,376 shares of common stock outstanding.

How many votes am I entitled per share?

Each holder of shares of common stock is entitled to one vote per share held as of the record date.

Who is soliciting the proxies?

The proxy is solicited on behalf of our Board of Directors.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of the shares entitled to vote as of the record date must be present in person or represented by proxy.  This is called a quorum. If there is no quorum at the opening of the meeting of stockholders, such meeting may be adjourned or postponed from time to time by the vote of a majority of the shares voting on the motion to adjourn or postpone; and, any action on the items of business described above may be considered at any time and date to which the meeting may be properly adjourned or postponed.  Your shares are counted as present at the meeting if you have properly voted by submitting a proxy card prior to the meeting, or are present and vote in person at the meeting.  Abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How do I vote my shares at the meeting?

You may vote your shares at the meeting if you attend in person.  If you are a stockholder of record, please bring the enclosed proxy card and proof of identity.  If you hold your shares in street name, you must obtain a legal proxy from the bank, broker or other registered holder and bring proof of identity in order to vote at the meeting. A legal proxy is an authorization from your bank, broker or other registered holder to vote the shares it holds in its name. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy, so your vote will be counted if you later decide not to attend the meeting.

How do I vote my shares without attending the meeting?

If you are a stockholder of record, you may vote: (1) over the Internet, at the address shown on your proxy card; (2) by telephone, through the number shown on your proxy card; or (3) by mail, by completing, signing and returning the enclosed proxy card.  If your shares are held in street name, please refer to the information on the voting instructions forwarded to you by your bank, broker or other stockholder of record to see which voting options are available to you.

How do I vote if my shares are held in street name?

If a bank, broker or other registered holder holds your shares, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank, broker or other registered holder, along with voting instructions.  Please follow the directions that your bank, broker or other registered holder provides.  As the beneficial owner, you have the right to direct the stockholder of record how to vote your shares, and the stockholder of record is required to vote your shares in accordance with your instructions.

Will my shares be voted if I do not provide my proxy?

If you are a stockholder of record and do not vote over the Internet or by telephone, or provide a proxy, you must attend the meeting in order to vote your shares.

What if I return my proxy card, but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “for” the proposals, and on other matters properly brought before the meeting in accordance with the best judgment of the named proxies.

If I hold my shares in street name, will my shares be voted if I do not provide instructions?

If you hold shares in street name, your broker has discretionary authority to vote the shares on “routine” matters, such as Proposal No. 3.  Absent your instructions, your bank, broker, or other registered holder may be permitted to vote your shares on routine matters.  When a proposal is not routine, such as Proposal Nos. 1 and 2, and you do not provide voting instructions to your bank, broker, or other registered holder, they cannot vote your shares on that proposal, and your shares are counted as broker non-votes.  For routine matters, broker non-votes are counted toward determining the outcome of that proposal, and for non-routine matters, broker non-votes are treated as shares not entitled to vote, thus effectively reducing the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “for” each of the proposals, including for each of the director nominees.  No director has informed us that he intends to oppose any proposal to be voted upon at the annual meeting.

What vote is required to approve the proposals?

Election of Directors.  Directors will be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. For each director nominee, you may either vote “for” or “withhold authority” to vote.  You may not cumulate your votes in the election of directors, and votes withheld are not counted toward a nominee’s total. Abstentions and broker non-votes will not count as votes cast and, accordingly, will have no effect on the election of directors. This means that the six nominees who receive the largest number of “for” votes will be elected as directors.

Any director who receives more “withhold” votes than “for” votes will be required to submit a letter of resignation for consideration by the Board’s Nominating and Corporate Governance Committee. The committee would then consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from the director, the director’s length of service, the director’s qualifications and contributions to the Company, and recommend to the Board whether to accept or reject the tendered resignation.

Plan of Dissolution.  For approval of this proposal, the affirmative vote of the majority of the issued and outstanding shares entitled to vote on the proposal is required.  You may vote “for”, “against” or “abstain” on this proposal.  Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Ratification of Accountants.  For approval of this proposal, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required.  You may vote “for”, “against” or “abstain” on this proposal.  Abstentions and broker non-votes will have the same effect as a vote against the proposal, but because this is a routine matter, we do not expect there to be any broker non-votes.

Adjournment Proposal.  For approval of this proposal, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required.  You may vote “for”, “against” or “abstain” on this proposal.  Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Why is the Board of Directors recommending approval of the Plan of Dissolution?

Our Board of Directors considered and reviewed numerous strategies to maintain an operating business, including entering a new business line, the acquisition of another business and the merger with another business.  Our Board of Directors determined that it was in the best interests of our stockholders to provide for the payment of outstanding creditor claims and the distribution of the balance of the Company’s remaining assets to stockholders in accordance with Delaware law.

What will happen if the Plan of Dissolution is approved?

If the Plan of Dissolution is approved, we plan to file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds. Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds to our stockholders, pursuant to the Plan of Dissolution.

If our stockholders ratify and approve the Plan of Dissolution, what is the total amount that will be distributed to them?

Assuming the proposal to dissolve is approved, we currently expect that our stockholders will only receive a distribution at some point or points in the future, as the liquidation and dissolution process progresses.  As of June 30, 2011, we had approximately $4,113,000 of cash and cash equivalents and our total liabilities on our balance sheet were approximately $1,352,000.  As of September 30, 2011, we had approximately [$3,690,000] of cash and cash equivalents and total liabilities of approximately [$332,000].  In addition to the satisfaction of our liabilities and any contingent liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following: ongoing operating expenses; expenses incurred in connection with extending our directors’ and officers’ insurance coverage; expenses incurred in connection with the liquidation and dissolution process; severance and related costs; and professional, legal, consulting and accounting fees.  We are unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution.  The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to pay and settle our remaining liabilities and obligations.

When will stockholders receive payment from our dissolution?

Subject to stockholder approval of the Plan of Dissolution, we anticipate that we will make liquidating distributions as we settle outstanding claims and liquidate our remaining assets and properties. We anticipate that the majority of the liquidation proceeds will be distributed over a period of three years in accordance with Delaware law.

What will happen if the dissolution is not ratified and approved?

If the Plan of Dissolution is not approved by our stockholders, the liquidation and dissolution of the Company will not occur and our Board of Directors and management will continue to explore other alternatives.  Because management and our Board of Directors believe that the Company has exhausted all reasonable and viable strategic alternatives, it is possible that the Company would cease operations, make an assignment for the benefit of creditors, turn the Company over to a third-party management company, or a combination of the foregoing. The Board of

Directors may also seek including judicial relief in furtherance of winding down the Company’s affairs and making liquidating distributions.

Am I entitled to dissenters’ right of appraisal?

The actions to be acted upon at the annual meeting do not invoke dissenters’ right of appraisal.

May I change my vote, or revoke my proxy?

Yes.  You may change your vote at any time before the polls close.  You may change your vote and revoke your proxy by:  (1) voting by telephone or the Internet at a later time; (2) submitting a properly signed proxy card with a later date; (3) voting in person at the meeting; or (4) sending a signed statement with a later date to that effect to Media Sciences International, Inc., Attn.:  Corporate Secretary, 203 Ridge Road, Goshen, New York 10924.

PROPOSAL NO. 1
Election of Directors

Our directors are to be elected annually and to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Nominating Committee has recommended and the Board has proposed that the six nominees listed below be elected at the annual meeting.  Each nominee is currently serving as a director and is standing for re-election.  We know of no reason why any nominee should be unable or unwilling to serve as a director.  Each nominee has agreed to serve as a director, if elected.  If for some unforeseen reason a nominee becomes unable or unwilling to serve, the proxies will be voted for a substitute nominee selected by the Board.

Nominees

The nominees for election to the Board this year are:

Name	Age	Position
Willem van Rijn	62	Director (Non-executive Chairman)
Michael W. Levin	46	Director
Paul C. Baker	74	Director
Edwin Ruzinsky	78	Director
Henry Royer	79	Director
Dennis Ridgeway	62	Director

Business Experience of Nominees

Willem van Rijn, Director:
Willem van Rijn became a director in May 2006 and was appointed non-executive Chairman of the Board in March 2008.  Mr. van Rijn is the Organization Director (COO) of Greenpeace International, the environmental NGO, based at its global headquarters in Amsterdam.  Prior to this, Mr. van Rijn has been Senior Advisor to the founder and management committee of Capco, an international operations and technology consulting and solutions firm, from 2002 to 2008.  From 1995 to 2002, Mr. van Rijn was a Senior Partner at PricewaterhouseCoopers Consulting, and its predecessor firm Coopers & Lybrand, where he served as the Managing Partner of the Japanese financial services consulting practice from 1998 to 2002, and of the global strategy and financial risk management consulting practices from 1995 to 1998. Mr. van Rijn’s business experience includes: President of Rhode Island-based Gtech International (a division of Gtech Corporation), a provider of state and national lottery technology, outsourcing, software and professional services, from 1994 to 1995; Partner in the New York office of Coopers & Lybrand from 1990 to 1994; Partner at Bank Street Consulting Group, a management consulting firm, from 1986 to 1990; Senior Vice President in charge of international banking activities in the United States for Bank of America from 1981 to 1986; Corporate Treasurer and member of the Managing Committee for global window covering and machine tooling company Hunter Douglas NV from 1976 to 1981; and Vice President, Account Manager of large accounts for commercial banking services, based in The Netherlands, for Bank of America from 1971 to 1976.  Mr. van Rijn also currently serves on the board of Computer Horizons Corp.

Michael W. Levin, Director:
Michael W. Levin has served as a Director since June 1998, including as Chairman of the Board from June 1998 to February 2008.  He served as our Chief Executive Officer and President since June 18, 1998 until November 2010.  Before June 1998, he served as President, Treasurer, Secretary and Chairman of Media Sciences’ predecessor, Cadapult Graphic Systems Inc., which he founded in 1987 while attending Lehigh University.  From November 2010 to March 2011, he served as a consultant to Media Sciences.  In 2011, he founded Modoventure, LLC, a startup business enterprise.  In 2002, Mr. Levin was recognized in Business News New Jersey’s annual “40 under 40” issue, which profiles the state’s outstanding business leaders under the age of 40.  In 1987, Mr. Levin graduated summa cum laude from Lehigh University, receiving a Bachelor of Science Degree in Mechanical Engineering.

Paul C. Baker, Director:
Paul C. Baker has served as a Director since June 18, 1998. Mr. Baker is the chairman of the Compensation committee and also serves on the Audit committee.  From 1986 to 2000 he was President of Sherwood Partners, Inc., a venture capital and management consulting company, which he founded, that focused on developing companies with high growth potential. From 2000 to present, he has been General Partner of PCB Associates, LLC which performs similar services. Prior to 1986, Baker held various management positions during 25 years of employment with American Cyanamid Co., including President of Cyanamid’s Shulton, Inc. subsidiary from 1977 to 1979 and Group Vice President of Cyanamid from 1979 to1984. Baker graduated from Lehigh University in 1959 and 1960 with degrees in Engineering and Liberal Arts and received his MBA degree from Fairleigh Dickinson University in 1963.  Mr. Baker also currently serves on the board of Pascack Community Bank.

Edwin Ruzinsky, Director:
Mr. Ruzinsky has served as a Director since August 27, 1999.  Prior to his retirement on June 1, 1996 as a Partner in Deloitte Consulting LLC, a wholly-owned subsidiary of Deloitte & Touche LLP, he served for many years as the firm’s National Director- Media Industry Services.  He previously served Times Mirror Company as Vice President of Finance & Administration/Book Publishing Group and Parents’ Magazine Enterprises, Inc. as Chief Accounting Officer.  Mr. Ruzinsky continues serving as a member of the Pace University/ Dyson School of Liberal Arts & Sciences/Master of Science in Publishing Advisory Board.  On June 15, 2007, Mr. Ruzinsky resigned as a director of Gentis, Inc., a bioscience company, due to its recapitalization.  On March 31, 2005, Dowden Health Media, Inc. on whose board Mr. Ruzinsky served, was sold.

Henry Royer, Director:
Henry Royer has served as a Director since December 23, 1999 and is currently a member of the Audit, Compensation and the Nominating and Corporate Governance committees.  He graduated from Colorado College in 1953 with a B.A. in Money and Banking.  From 1953 to 1961 he served as a grain merchandiser for Pillsbury Mills and The Peavey Company.  From 1959 through 1965 he served on the Board of Directors and as EVP of Lehigh Sewer Pipe and Tile Company.  From 1965 through 1983 he served in many capacities with the First National Bank of Duluth (Wells Fargo) leaving as EVP to join the Merchants National Bank of Cedar Rapids (US Bank) as Chairman, President and CEOChief Executive Officer.  In 1994 he became President and CEOChief Executive Officer of the River City Bank of Sacramento, CA, retiring in 1998.  He served as an independent trustee and as President of Berthel Growth and Income Trust retiring in 2005. In 1999 he assisted in organizing and served as Chairman of the Board of the Cedar Rapids Bank and Trust and as a member of the board of QCRH, a bank holding company, retiring in 2006.  He currently serves on the boards of Physicians Total Care, Inc of Tulsa, OK, CRST International, Inc and Great Plains Casualty, Inc. of Cedar Rapids, IA.

Dennis Ridgeway, Director:
Dennis Ridgeway became a director on February 22, 2006.  From 1998 through 2005, Mr. Ridgeway served as an independent management consultant and since 2004 has also served as a board member and technical advisor for a working museum in the United Kingdom.  From 1984 to 1998, Mr. Ridgeway held various positions with Katun Corporation, an aftermarket manufacturer of components and supplies for the business equipment industry.  Headquartered in the United Kingdom, his positions included European Sales Manager, General Manager, Assistant Vice President, and Vice President of European Operations from 1994 to 1998. Prior to 1984 Mr. Ridgeway held senior management positions with Kalle Infotec the business equipment subsidiary of Hoechst AG in Europe.

The Board of Directors recommends that you vote “FOR”
the election of each of these nominees.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance

The Board is responsible for the control and direction of the Company.  The Board represents the Company’s stockholders and its primary purpose is to build long-term shareholder value.  Our Board from time to time evaluates and determines the best board leadership structure for our company, including committee composition.  The Board recognizes that different board leadership structures may be appropriate for companies in different situations.  The Board selects a Chairman and determines the composition of Board committees each year.  From 1998 until March 2008, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer serving as Chairman of the Board, and in that period, we had only one Chief Executive Officer.  Since 1998, we have increased the number of independent directors and reduced the number of management serving on the Board.  As directors continue to have more oversight responsibilities than ever before, in 2008, our Board believed it would be beneficial to allow for the Chief Executive Officer to focus on running the company and we appointed Mr. van Rijn, one of our independent directors, to serve as Chairman of the Board.  Our governance guidelines do not require that two individuals serve in the positions of Chief Executive Officer and Chairman, nor prohibit one individual from serving in both positions.  We have Board committees comprised solely of non-employee directors and primarily of independent directors, each with a different independent director serving as chair of the committee. During fiscal 2011, each of our directors served on at least one Board committee.  We believe that the number of independent and/or experienced directors that make up our Board, along with the independent oversight of the board by the non-executive chairman, benefits our company and our shareholders.

While our Audit Committee is primarily responsibility for overseeing risk management, our entire Board is involved.  The Audit Committee receives reports from management regarding the company’s assessment of risks.  The Audit Committee reports regularly to the full Board of Directors, and the full Board also engages in periodic discussions with company officers and other management personnel as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its area of responsibilities. The Audit Committee and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy. While the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Director Independence.   All of our directors and all members of Board committees, other than Michael W. Levin, a former officer, are independent directors.  For purposes of determining independence, we are applying the independence standards of the Nasdaq Stock Market LLC.

Code of Ethics.   We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers.  Our Code of Ethics is publicly available on our website at www.mediasciences.com.

Board and Committee Meetings.   During fiscal 2011, the Board of Directors held eleven meetings.  During fiscal 2011, the Audit Committee met four times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee did not meet.  Each director attended more than 75% of the total meetings of the Board of Directors and of each committee on which he served.

Board Committees and Charters.   The Board has three principal committees:  Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee.  The charter of each committee can be found on our web site at www.mediasciences.com.  Members of the Board Committees are selected each year by our Board of Directors.  Selection to a committee of the Board of Directors is determined by the majority vote of the Board of Directors.  Each of these committees is comprised of at least three non-employee Board members, each of whom the Board has determined satisfies applicable Nasdaq standards for independence, except that Mr. Levin, having previously served as an executive officer of the Company within the past three years, is not deemed an independent member under Nasdaq criteria.  For fiscal 2012, we have formed a Liquidation Committee which acts under the authority of the full Board of Directors and for which there is no written charter.

Committee Membership.   Our Board determines committee composition periodically and at least on an annual basis.  Factors include experience and qualifications of Board members and the Company’s business needs.  For fiscal 2012, in light of the Company’s current operations, the Board believed it to be in the Company’s best interests, including to reduce Board compensation and costs, to have the same three members serve on all Board committees.  The following tables summarize the membership of the Board and each of its committees for fiscal 2012 and 2011.

Committee Composition - Fiscal 2012

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Liquidation Committee
Michael W. Levin	Member	Member	Member	Member
Paul C. Baker	Member	Chairman	Member	Member
Edwin Ruzinsky
Henry Royer
Dennis Ridgeway
Willem van Rijn	Chairman	Member	Chairman	Chairman

Committee Composition - Fiscal 2011

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael W. Levin
Paul C. Baker	Member	Chairman
Edwin Ruzinsky	Chairman		Member
Henry Royer	Member	Member	Chairman
Dennis Ridgeway		Member	Member
Willem van Rijn			Member

Audit Committee Financial Expert.   Mr. Van Rijn is the financial expert serving on our Audit Committee and he is an independent member of our Board.

Audit Committee.   The function of the Audit Committee includes reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of Media Sciences, reviewing with Media Sciences’ independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distribution by Media Sciences. Each member of the Audit Committee, other than Mr. Levin, is independent as defined under the Nasdaq’s listing standards. The Audit Committee consists of non-employee directors whom Media Sciences has determined are free of any relationship that could influence their judgment as a committee member and are not associated with a major vendor to, or a customer of, Media Sciences.

Compensation Committee.   The function of the Compensation Committee is to make determinations concerning salaries and incentive compensation for our officers, directors, and employees, and to administer our stock-based and other compensation plans.  The Compensation Committee reviews and approves corporate goals and objectives relevant to the determination of executive compensation.  The Compensation Committee considers, among other factors, company performance and relative stockholder return, the value of similar incentive awards for senior executive officers at comparable companies, and the awards given to senior executive officers in past years.  The Compensation Committee also considers the recommendations of our Chief Executive Officer, and may ask members of management or others whose advice and counsel are relevant to the issues then being considered, but does not otherwise delegate any its authority to such persons.  The Compensation Committee may conduct or authorize surveys or studies of compensation matters to maintain our competitiveness and ability to recruit and retain highly qualified personnel.  The Compensation Committee has the sole authority to engage compensation consultants to assist in the evaluation of director, chief executive officer or senior executive compensation.  The Compensation Committee did not utilize a third-party consultant to review our director or executive compensation structure during our last two fiscal years.

Nominating and Corporate Governance Committee.   The primary function of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, and to select, or recommend that the Board select, the director nominees for each annual meeting of stockholders or when vacancies occur. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of Board performance.

Nomination Process and Selection Considerations.   In seeking candidates for directors, members of our Nominating Committee may use their business, professional and personal contacts, accept the recommendations from other Board members, stockholders or management, and engage a professional search firm. Current members of the Board are considered for re-election.

The Nominating Committee assists the Board in determining the desired experience, mix of skills and other criteria and qualities appropriate for Board membership. In considering candidates to serve as directors, the Nominating Committee considers all factors it deems relevant, including, but not limited to: intelligence, high personal and professional ethics, values, integrity and sound judgment; education; business and professional skills and experience; familiarity with our business and the industry in general; independence from management; ability to devote sufficient time to Board business; commitment to regularly attend and participate in meetings of our Board and its committees; and concern for the long-term interests of the stockholders.  While our Nominating Committee deems such factors important in evaluating candidates, we do not impose any specific, minimum qualifications for director nominees.

The Nominating Committee uses such resources and information, as it deems appropriate, to evaluate each of the prospective candidates, including all submitted materials, third party references, interviews, publicly available reference items, and professional advice concerning applicable laws, rules, regulations and listing standards, as well as taking into account factors relative to the size and overall composition of the Board, such as the mix of expertise and capabilities of existing Board members, desirable skills and competencies that would enhance Board performance, and the ability of the Board as a whole to work together effectively in the best interests of our company. The process for evaluating candidates and the manner of evaluation conducted by the Nominating Committee is the same regardless of the category of person recommending the proposed candidate.

The Nominating Committee considers candidates recommended by security holders.  Stockholders who wish to recommend candidates for director in connection with our next year’s annual meeting must submit such recommendation in writing to the attention of our Corporate Secretary at our executive offices after January 1, 2012 and no later than June 30, 2012.  The communication should describe why the candidate meets the Board’s criteria described above, include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required if the candidate were to be nominated, and include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected.  The communication should also include the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares of common stock beneficially owned by the stockholder or group of stockholders making the recommendation, the length of time held, and to the extent any stockholder is not a registered holder of such securities, proof of such ownership.  In considering stockholder recommendations for nominees, the Nominating Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. Stockholder recommendations that meet such requirements will be considered using the same criteria as other candidates by the Nominating Committee.

Liquidation Committee.   The Liquidation Committee is a special committee that acts under the authority of the Board of Directors.  Its primary function is to assist the Board in administering routine matters in connection with the dissolution proposal.

Director Attendance at Annual Stockholder Meetings.   The Board invites and encourages each director to attend annual stockholder meetings.  Directors are invited and encouraged to attend.  We did not hold an annual meeting in calendar year 2010.  Two directors attended our last annual meeting held on December 17, 2009.

Director Compensation

Fiscal 2012 Compensation Plan

For fiscal 2012 director services for fiscal 2011, we adopted a cash compensation plan at rates generally lower than prior years.  For fiscal 2012, the compensation rate is follows:  non-executive Chairman, 30,000 per year; Mr. Levin, $10,000 per month for six months and thereafter $5,000 per month through fiscal 2012; Mr. Baker, $15,000 per year; and other directors, $2,500 per year.

Name	Fees payable in cash ($)(b)	Stock awards ($)(c)	Option awards ($)(b)
Paul Baker	15,000	–	–
Dennis Ridgeway	2,500	–	–
Henry Royer	2,500	–	–
Edwin Ruzinsky	2,500	–	–
Willem van Rijn	30,000	–	–
Michael W. Levin (a)	90,000	–	–

Fiscal 2011 Compensation Plan

In connection with director services for fiscal 2011, we paid outside directors cash compensation in the aggregate amount of $254,511.  In prior years, the compensation plan consisted of cash compensation and stock-based compensation.  Due to the low trading price of our common stock and to avoid further dilution to the value of the stock, we ceased to pay stock-based compensation, which was previously paid after the fiscal year end.  For fiscal 2011 services, the non-executive Chairman received cash compensation of $45,000 and additional compensation of $75,000 in lieu of stock-based compensation, and other outside directors received cash compensation at the rate of $15,000 per year and additional compensation of $25,000 in lieu of stock-based compensation.  Chairpersons of the following committees were also paid an additional fee for their committee service: Audit $750 and Compensation $500.

Name	Fees earned or paid in cash ($)(b)	Stock awards ($)(c)	Option awards ($)(b)	All other compensation ($)	Total ($)
Paul Baker	34,750	–	–	–	34,750
Dennis Ridgeway	33,750	–	–	–	33,750
Henry Royer	33,750	–	–	–	33,750
Edwin Ruzinsky	35,250	–	–	–	35,250
Willem van Rijn	101,250	–	–	–	101,250
Michael W. Levin (a)	15,761	–	–	–	15,761

(a)	Refers to the period commencing November 2010.
(b)
Does not include compensation relating to fiscal 2010 services, payable following fiscal year end.  Subsequent to our 2010 fiscal year end, we paid $75,000 to the Chairman and $25,000 to other directors in lieu of stock-based compensation.

(c)
The aggregate number of stock awards option awards outstanding at June 30, 2011 granted as director compensation was:  Mr. Baker, 49,123 options; Mr. Ridgeway, 29,123 options; Mr. Royer, 29,123 options; Mr. Ruzinsky, 39,123 options; and, Mr. van Rijn, 60,012 options.

Communications with the Board of Directors

Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, a stockholder wishing to communication with any of our directors regarding our company may write to the director or directors at:  Name of Director or Directors, c/o Secretary to the Board of Directors, Media Sciences International, Inc., 203 Ridge Road, Goshen, New York 10924.

Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

OUR EXECUTIVE OFFICERS AND DIRECTORS

Each executive officer serves, in accordance with our by-laws, until the first meeting of the Board of Directors following the annual meeting of stockholders and until his or her respective successor is chosen and qualified or until he or she sooner dies, resigns, is removed or becomes disqualified.

The persons listed in the table below are our present directors and executive officers.

Name	Age	Position
Denise Hawkins	42	President, Chief Financial Officer and Secretary
Willem van Rijn	62	Non-Executive Chairman and Director
Michael W. Levin	46	Director
Paul C. Baker	74	Director
Edwin Ruzinsky	78	Director
Henry Royer	79	Director
Dennis Ridgeway	62	Director

The biographies of director nominees are set forth under the heading “Proposal No. 1 – Election of Directors – Business Experience of Nominees” above.

Denise Hawkins, President, Chief Financial Officer and Secretary:
Denise Hawkins has served as President since July 31, 2011, as Chief Financial Officer since January 2011, and as Secretary since July 2004.  Ms. Hawkins began her employment with the company in July 2001 as the Controller, and served as the principal financial officer from 2003 to March 2006 and from May 14, 2010 to July 6, 2010, and as Vice President from February 12, 2003 to July 31, 2011.  Prior to her position at Media Sciences, Ms. Hawkins was the Controller for NFK Excavating and Construction, Inc. (2000-2001), Horizon Medical Group, PC (1998-2000) and VAC Service Corp. (1992-1998).  Ms. Hawkins also held the following positions:  Staff Accountant for Alex Goldfarb, CPA PC (1990 to 1992) and Accountant in the Accounting Services Department for the State University of New York - The College at New Paltz (1989 to 1990).  In 1990, Ms. Hawkins graduated summa cum laude from the State University of New York-The College at New Paltz with a Bachelor of Science degree in Accountancy, and in 1998, she graduated from Marist College with a Masters in Business Administration in Finance.  Ms Hawkins is a member of the American Institute of CPAs, the New Jersey State Society of Certified Public Accountants, the Institute of Management Accountants and the Society for Human Resource Management, as well as a Certified Public Accountant and a Certified Management Accountant.  Ms. Hawkins also currently serves on the board of Helping Hands Christian Pre-School as Treasurer.

Additional Information About Executive Officers and Directors

Our executive officers or directors are not associated with one another by family relationships.  None of our directors or officers serves or has served as a director of another reporting company within the past five years.  Based solely in reliance on representations made by our officers and directors, during the past ten years, none of the following occurred with respect to such persons: (1) no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such persons, or any partnership in which he or she was a general partner or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing; (2) no such persons were convicted in a criminal proceeding or are a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) no such persons were the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, or of any federal or state authority barring, suspending or otherwise limiting, their involvement in any type of business practice, or in securities or banking or other financial institution activities; and (4) no such persons were found by a court of competent jurisdiction in a civil action or by the SEC or by the Commodity Futures Trading Commission to have violated any federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 8, 2010, the Company entered into an Asset Purchase Agreement with Katun Corporation and one of its subsidiaries.  Under the terms of the agreement, Katun purchased assets used in Media Sciences’ toner business, including, inventory, fixed assets, and intangibles, including business name and trademarks, for approximately $11 million, which amount is subject to adjustment based on the value of inventory.  Of the purchase price, $1.1 million was placed in escrow for fifteen months to secure indemnification claims of up to $2 million extending up to three years from closing.  Katun also assumed the liability for all of Media Sciences’ unfulfilled purchase orders, for a defined amount for returns and allowances, and for any post-closing liabilities under all assigned customer and vendor contracts arising out of its toner business, but not for any of Media Sciences’ other liabilities.  Contemporaneously, the parties also entered into a Master Distribution Agreement by which the parties agreed that Katun will be the exclusive distributor of Media Sciences’ solid ink products for Xerox-branded color printers for a period of three years.  The distribution agreement was terminated effective April 22, 2011, with a $250,000 termination penalty credited against accounts receivable.  The parties also entered into a license agreement allowing Media Sciences and its affiliates to continue using its business name and websites for up to two years.  As part of the negotiation of the Asset Purchase Agreement with Katun, Katun demanded that Michael Levin sign a non-competition, non-solicitation and confidentiality agreement with terms that restrict certain business activities of Mr. Levin.  The Company requested that Mr. Levin sign such agreement, and to induce such signing, and in consideration thereof, Mr. Levin received $280,000.

On November 8, 2010, the Company entered into a consulting agreement with Mr. Levin. The service term was through March 31, 2011.  Subject to any restrictions placed upon Mr. Levin by future employment, Mr. Levin agreed to hold himself available to provide additional consulting services after March 31, 2011.  The compensation for the consulting term was in the amount of $150,000 and at the rate of $1,000 per day for additional consulting services.  The consulting agreement permitted Mr. Levin to enter full time employment with a third party after January 31, 2011.  Total compensation paid to Mr. Levin under this agreement was $169,000.

EXECUTIVE COMPENSATION

Compensation Summary

The following table summarizes the compensation we paid to our Chief Executive Officer and our next most highly compensated executive officers who served at the end of our fiscal year ended June 30, 2011 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year	Salary ($)	Stock awards ($)(1)(2)	Option awards ($)(1)(3)	Non-equity incentive plan compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Marc D. Durand	2011	154,233	28,300	–	–	165,000	347,533
Chief Executive Officer and President	2010	126,826	13,250	–	12,825	–	152,901
Michael W. Levin	2011	90,000	–	–	–	514,557	604,557
Former Chief Executive Officer and President	2010	237,000	39,750	–	60,000	–	336,750
Denise Hawkins	2011	111,214	11,000	–	–	120,000	242,214
Chief Financial Officer	2010	90,677	13,250	9,999	19,000	–	132,926

(a)
Principal position refers to the individual’s principal office held at June 30, 2011.  Mr. Durand was appointed C.E.O. in November 2010 and resigned in July 2011.  Mr. Levin resigned in November 2010.  This summary table does not include payments received for post-termination consulting matters or in connection with third party non-competition arrangements.

(1)
Represents the stock-based compensation recognized in the fiscal year in accordance with FASB ASC Topic 718.  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  Assumptions made in the valuation of stock and option awards are discussed in Note 4 to the consolidated financial statements.  The grant date fair value of each award, adjusted for estimated forfeiture, is recognized as stock-based compensation expense in the Company’s financial statements over the service period.

(2)
On November 22, 2010, we granted to Mr. Durand 100,000 shares of common stock and to Ms. Hawkins 50,000 shares of common stock, in each case subject to vesting over four years in equal installments.  The total grant date fair values of the awards are:  $22,000 for Mr. Durand and $11,000 for Ms. Hawkins.

On April 23, 2010, we granted to Mr. Durand 15,000 shares of common stock. The total grant date fair value of the award was $6,300.

On November 20, 2009, we granted Mr. Durand and Ms. Hawkins, each, 25,000 shares of common stock, subject to vesting over three years in equal installments.  The total grant date fair value of the award is $13,250, each.

(3)
On April 23, 2010, we granted Ms. Hawkins stock options to purchase 45,000 shares of our common stock, exercisable for seven years at $0.42 per share, subject to vesting over three years at 33% per year on each anniversary of the grant.  The total grant date fair value of the award is $9,999.

(4)	Refers to amounts under an incentive based bonus structure for certain executives. See the discussion under the heading “Performance Based Bonus Compensation” for additional information.
(5)
Refers to amounts paid or payable in connection with a change of control of registrant.  Does not include the total amount of perquisites and other benefits provided, if such total amount was less than $10,000.  For fiscal 2011, for Mr. Levin, this includes $3,920 for lease of an automobile, $8,250 for a matching contribution under our 401(k) plan, and $2,387 for life insurance premiums, where the beneficiary is not the company.

In general, compensation payable to a Named Executive Officer consists of a base salary, a performance based bonus, an equity-based grant under our incentive stock plan and other benefits, which generally do not exceed $10,000 annually in the aggregate, such as 401(k) plan matching contributions and life insurance premiums, where the beneficiary is not the Company, and payment for termination or change in control circumstances.  In fiscal 2010, each Named Executive Officer agreed to accept a salary at less than his or her annual base salary rate.

Employment Agreements and Arrangements with Named Executive Officers

The following discussion, and the discussion under the caption “Performance Based Bonus Compensation”, summarizes the material terms of the employment agreement or arrangements with Named Executive Officers.  At fiscal year end June 30, 2011, we had employment agreements, subject to at-will employment, with our Chief Executive Officer and Chief Financial Officer.  In addition to the terms described below, each of the executives are entitled to or participate in:  the Company’s stock incentive plans; reimbursement for reasonable travel and other business related expenses; health care benefits under our medical and dental insurance; and participation in any employee plan, perquisite and other benefits made available to our employees or management in general.

Marc D. Durand
On November 12, 2010, the Company agreed to a one year employment arrangement with Mr. Durand to serve as Chief Executive Officer, effective as of November 8, 2010.  Under the arrangement, he received a base salary at the rate of $165,000 per year, and was eligible for a performance bonus under a criteria determined by the Board’s Compensation Committee.  He received a restricted stock grant, on November 22, 2010, of 100,000 shares of the Company’s common stock, subject to vesting in equal increments over a four year period.  Under the arrangement, he was also entitled to receive the following benefits:  a term life insurance policy for $1,000,000, subject to reasonable insurability, during the term of employment, for which he has the right to maintain at his own expense thereafter, health care benefits under our medical and dental insurance, and four weeks’ vacation.  In the event of a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i) (5), the arrangement provided for a lump sum payment of $165,000 payable, subject to applicable law, within two weeks of the change of control and the immediate vesting of any unvested equity compensation.  If such change in control also were to result in the termination of employment, or in the case of termination without cause, he was entitled to the immediate vesting of any unvested equity compensation, to a lump sum payment of $165,000 payable, subject to applicable law, within two weeks of termination, continued life insurance for one year, for which he has the right to maintain at his own expense thereafter, and continued health insurance for one year.  Mr. Durand resigned effective July 31, 2011.

In addition to the awards described above, Mr. Durand also received the following equity-based awards during our last two completed fiscal years:  (1) on November 20, 2009, a restricted stock award of 25,000 shares, subject to vesting in equal installments on November 20, 2010, 2011 and 2012; (2) on April 23, 2010, a stock award of 15,000 shares of common stock, which vested on October 23, 2010.

Denise Hawkins
On November 12, 2010, the Company agreed to a one year employment arrangement with Ms. Hawkins to serve as Chief Financial Officer, effective as of November 8, 2010.  Under the arrangement, she was entitled to a base salary at the rate of $120,000 per year, and was eligible for a performance bonus under a criteria, correlated to free cash flow, to be determined by the Board’s Compensation Committee.  She received a restricted stock grant, on November 22, 2010, of 50,000 shares of the Company’s common stock, subject to vesting in equal increments over a four year period.  She was also entitled to receive the following fringe benefits:  a term life insurance policy for $1,000,000, subject to reasonable insurability, during the term of employment, which she has the right to maintain at her own expense thereafter, health care benefits under our medical and dental insurance, and four weeks’ vacation.  In the event of a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), she was entitled to a lump sum payment of $120,000 payable, subject to applicable law, within two weeks of the change of control and the immediate vesting of any unvested equity compensation.  If such change in control also results in the termination of employment, she was also entitled to continued life insurance for one year, which she has the right to maintain at her own expense thereafter, and continued health insurance for one year.

On May 18, 2011, Ms. Hawkins’ employment term was extended to June 30, 2012 under the following terms and conditions.  She is entitled to a base salary at the rate of $120,000 per year, a retention cash bonus of $10,000 provided she continues to serve through June 30, 2012, and the following fringe benefits:  a term life insurance policy for $1,000,000, subject to reasonable insurability, during the term of employment, health care benefits under our medical and dental insurance, and four weeks’ vacation (based on a 52 week work year).  Upon termination of employment or the expiration of the employment term, she is entitled to continued life insurance for one year, which she has the right to maintain at her own expense thereafter, and continued health insurance for one year.

Effective July 31, 2011, she assumed the office of President.  Effective July 1, 2012, Ms. Hawkins’ employment is to be on an at-will basis with a base salary at the rate of $5,000 per month.  She is entitled to a term life insurance policy for $1,000,000, subject to reasonable insurability, and health care benefits under our medical and dental insurance.  Upon termination of employment, she will be entitled to continued life insurance for one year, which she has the right to maintain at her own expense thereafter, and continued health insurance for one year.

In addition to the awards described above, Ms. Hawkins also received the following equity-based awards during our last two completed fiscal years:  (1) on November 2009, she received a restricted stock award of 25,000 shares of common stock, subject to a three year vesting period; and (2) on April 2010, she received a stock option grant of 45,000 shares of common stock, subject to a three year vesting period and exercisable for seven years from grant at $0.42 per share.

Performance Based Bonus Compensation

From year to year, our Compensation Committee may establish certain performance criteria for our Named Executive Officers, based on factors and criteria as the Compensation Committee may deem relevant.

For our 2011 fiscal year, we did not have a performance based cash bonus compensation plan in effect.  For our 2010 fiscal year, we had in effect a performance based cash bonus compensation plan for certain executive officers.  In fiscal 2010, for Mr. Levin the potential cash bonus was $200,000, of which 33% was based on individualized performance goals (“Individual Performance Bonus”), and 67% determined wholly upon attaining earnings per share criteria determined by the Board (“EPS Bonus”).  For the other Named Executive Officers, the potential cash bonus was up to 40% of the officer’s base salary, of which approximately 50% was based on the Individual Performance Bonus criteria, and 50% on the EPS Bonus criteria.  Bonuses are paid after the fiscal year end.

The following table summarizes the payout structure under the fiscal year 2010 bonus structure.  The EPS Bonus was to be earned if our Company’s earnings per share equaled or exceeded a minimum level established by the Compensation Committee.  The EPS Bonus range set forth in the table assumed the achievement of the minimum targeted level and up to 100% of the targeted goal.  If the minimum level was not achieved, no EPS Bonus was earned.  If the minimum level is achieved or exceeded, the amount of the EPS Bonus was based upon the level of earnings per share achieved by the Company.  If the maximum targeted goal was exceeded, the EPS Bonus payable could exceed the EPS Bonus potential set forth in the table below.  Factors in determining the Individual Performance Bonus includes matters such as achieving specified leadership initiatives, and the achievement of certain strategic and business goals including, but not limited to, customer growth, new product development, information technology upgrades, manufacturing efficiencies and corporate compliance goals.

	Fiscal 2010 Bonus Potential			Fiscal 2010 Bonus Earned
Name	EPS Bonus ($)	Individual Performance Bonus ($)	Total Bonus ($)	EPS Bonus ($)	Individual Performance Bonus ($)	Total Bonus ($)
Marc D. Durand	13,500 – 27,000	0 – 13,500	27,000	0	12,825	12,825
Denise Hawkins	14,328 –33,431	0 – 14,327	33,431	0	19,000	19,000
Michael W. Levin	67,000 – 134,000	0 – 66,000	200,000	0	60,000	60,000

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth information concerning outstanding option and stock awards held by the Named Executive Officers as at June 30, 2011.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(a)
Marc D. Durand (1)	46,768	–	3.62	04-21-2015	–	–
Denise Hawkins (2)	20,000	–	1.91	01-12-2015	–	–
Denise Hawkins (3)	32,013	–	2.00	07-08-2013	–	–
Denise Hawkins (4)	10,002	–	1.70	07-16-2011	–	–
Michael Levin (5)	75,073	–	2.00	07-08-2013	–	–

(a)
The amounts in this column reflect the fair market value of outstanding restricted stock awards for the named executive officers using the closing price on June 30, 2011 of $0.13, the last trading day of our common stock in fiscal 2011.

(1)	Granted April 21, 2008.
(2)	Granted January 12, 2005.
(3)	Granted July 8, 2008.
(4)	Granted July 16, 2001.
(5)	Granted July 8, 2008.

Incentive Stock Plans

The Company’s equity incentive program is a broad-based, long-term retention program that is intended to attract and retain qualified management and technical employees, and align stockholder and employee interests.  The equity incentive program consists of three plans:  the Company's 1998 Incentive Plan; the Company’s 2006 Stock Incentive Plan; and the Company’s 2009 Stock Incentive Plan.  Under these plans, non-employee directors, officers, key employees, consultants and all other employees may be granted options to purchase shares of our stock, restricted stock units and other types of equity awards.  The stock options, which may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, entitle the holder to purchase shares of the Company’s common stock for up to ten years from the date of grant, and up to five years for persons owning more than 10% of the total combined voting power of the Company, at a price not less than the fair market value of the common stock on the drat of grant, and not less than 110% of fair market value for persons owning more than 10% of the combined voting power of the Company.  Vesting periods, if any, are determined by the Board of Directors.  The outstanding option grants vest over periods not exceeding five years.  Stock awards may be granted with varying service-based vesting requirements.

Under the Company’s 1998 plan, 1,000,000 common shares were authorized for issuance through awards of options or other equity instruments.  On June 17, 2008, the Company’s 1998 Plan expired, and therefore no further awards may be made under the plan.  As of June 30, 2011, under the 1998 plan, we had issued 206,069 shares pursuant to exercised option awards and 117,316 shares pursuant to stock awards, and had outstanding options to purchase 201,400 shares, exercisable for up to ten years at prices of $0.50 to $6.30 per share.

Under the Company’s 2006 plan, 1,000,000 common shares are authorized for issuance through awards of options or other equity instruments.  As of June 30, 2011, we had issued 423,940 shares pursuant to stock awards, and had outstanding options to purchase 292,599 common shares, exercisable for up to seven years from grant at prices of $1.85 to $5.65 per share.  As of June 30, 2011, 283,461 shares remained available for future issuance under the 2006 plan.

Under the Company’s 2009 plan, 1,250,000 common shares are authorized for issuance through awards of options or other equity instruments.  As of June 30, 2011, under the 2009 plan, we had issued 145,002 shares pursuant to exercised option awards and 917,000 shares pursuant to stock awards.  As of June 30, 2011, 187,998 shares remained available for future issuance under the 2009 plan.

Employee Profit Sharing Plan

We have a tax-qualified employee paired profit sharing plan. The 401(k) plan covers all of our employees that have been employed for at least six months and meet other age and eligibility requirements. Under the 401(k) plan, employees may choose to reduce their current compensation by up to 15% each year and have that amount contributed to the 401(k) plan. We make matching contributions equal to 25% of the employee’s contribution. In our discretion, we may contribute unmatched contributions. The 401(k) plan qualifies under Section 401 of the Internal Revenue Code, so that we can deduct contributions by employees or by us. Employee contributions to the 401(k) plan are fully vested at all times, and our contributions, if any, vest at the rate of 25% after two years and after two years at the rate of 25% a year until fully vested.  We also maintain a defined contribution plan for our eligible UK employees.  The U.K. plan is 100% Company funded.  Our contributions to these plans totaled $38,000 in fiscal 2011 and $47,000 in fiscal 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table set forth outstanding securities authorized for issuance under equity compensation plans as of June 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by securities holders	493,999	$3.23	471,459
Equity compensation plans not approved by security holders	–	–	–
Total	493,999	$3.23	471,459

Plans in the Shareholder Approved Category

Our equity incentive program is a broad-based, long-term retention program that is intended to attract and retain qualified management and technical employees, and align stockholder and employee interests.  The equity incentive program consists of three plans, our 1998 Incentive Plan, our 2006 Stock Incentive Plan and our 2009 Stock Incentive Stock Plan.  Under each of the plans, non-employee directors, officers, key employees, consultants and all other employees may be granted options to purchase shares of our stock, stock units and other types of equity awards.  Collectively, the plans have provided for the issuance of up to 3,250,000 shares of common stock.  As of June 30, 2011, under the 1998 plan, we had issued 206,069 shares pursuant to exercised option awards and 117,316 shares pursuant to stock awards, and had outstanding options to purchase 201,400 shares, exercisable for up to ten years at prices of $0.50 to $6.30 per share.  On June 17, 2008, the 1998 plan expired and no new awards can be made under it.  As of June 30, 2011, under the 2006 plan, we had issued 423,940 shares pursuant to stock awards, and had outstanding options to purchase 292,599 common shares, exercisable for up to seven years from grant at prices of $1.85 to $5.65 per share.  As of June 30, 2011, 283,461 shares remained available for future issuance under the 2006 plan.  As of June 30, 2011, under the 2009 plan, we had issued 145,002 shares pursuant to exercised option awards and 917,000 shares pursuant to stock awards.  As of June 30, 2011, 187,998 shares remained available for future issuance under the 2009 plan.

STOCK OWNERSHIP

The tables below sets forth, as of [October 27, 2011], the shares of our common stock beneficially owned by: each of our directors; each of our Named Executive Officers; all of our officers, including all Named Executive Officers, and directors as a group; and each person known to us to be the beneficial owner of more than 5% of our common stock.  This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below.  All persons named in the tables, unless otherwise noted in the footnotes, have the sole voting and dispositive power with respect to common stock that they beneficially own.  Beneficial ownership of common stock that are acquirable within 60 days upon the exercise of stock options are listed separately.  For purposes hereof, for each named person, restricted stock awards that are subject to vesting are included being beneficially owned, and the calculation of percent of class gives effect to those restricted shares and those shares acquirable within 60 days.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner		Additional Shares Acquirable Within 60 days		Percent of Class
Denise Hawkins	123,657		36,007	(a)	1.2
Marc Durand	140,000		0		1.0
Michael W. Levin	1,371,450	(b)	75,073	(c)	10.5
Paul Baker	152,667	(d)	44,123	(e)	1.4
Dennis Ridgeway	61,938		29,123	(f)	*
Henry Royer	62,667	(g)	29,123	(h)	*
Edwin Ruzinsky	92,667		34,123	(i)	*
Willem van Rijn	174,000		60,012	(j)	1.7
All officers and directors as a group (8 persons)	2,179,046		307,584		17.8

*	Represents less than 1%.
(1)	The address of each of the persons named in the table, unless otherwise indicated, is c/o Media Sciences International, Inc., 203 Ridge Road, Goshen, New York 10924.
(a)	Refers to shares acquirable upon exercise of the following option grants: 20,000 shares at $1.91 per share until January 12, 2015; and 16,007 shares at $2.00 per share until July 8, 2013.
(b)	Includes 120,000 shares owned by his minor children and 8,000 shares owned by his spouse.
(c)	Refers to shares underlying options granted on July 8, 2008 exercisable at $2.20 per share until July 8, 2013.
(d)	Includes 12,500 shares beneficially owned by spouse.
(e)
Refers to shares acquirable upon exercise of the following option grants:  5,000 shares at $0.65 per share until September 24, 2012; 5,000 shares at $0.85 per share until February 10, 2014; 5,000 shares at $1.45 per share until December 17, 2014; 10,000 shares at $2.71 per share until January 30, 2016; 10,000 shares at $6.30 per share until December 14, 2016; and 9,123 shares at $5.65 per share until October 10, 2014.

(f)
Refers to shares acquirable upon the exercise of the following option grants:  10,000 shares at $3.38 per share until February 26, 2016; 10,000 shares at $6.30 per share until December 14, 2016; and 9,123 shares at $5.65 per share until October 10, 2014

(g)	Does not include 50,000 shares held by Heffernen 1966 Trust B, a trust controlled by Mr. Royer’s spouse. Mr. Royer disclaims beneficial ownership of such shares.
(h)
Refers to shares acquirable upon the exercise of the following option grants:  10,000 shares at $2.71 per share until January 30, 2016; 10,000 shares at $6.30 per share until December 14, 2016; and 9,123 shares at $5.65 per share until October 10, 2014.

(i)
Refers to shares acquirable upon exercise of the following option grants:  5,000 shares at $1.45 per share until December 17, 2014; 10,000 shares at $2.71 per share until January 30, 2016; 10,000 shares at $6.30 per share until December 14, 2016; and 9,123 shares at $5.65 per share until October 10, 2014.

(j)
Refers to shares acquirable upon the exercise of the following option grants:  10,000 shares at $4.09 per share until May 2, 2016; 10,000 shares at $6.30 per share until December 14, 2016; 9,123 shares at $5.65 per share until October 10, 2014; and 30,889 shares at $3.50 per share until March 1, 2015.

Changes in Control

We do not have any arrangements that may result in a change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Such persons are also required by Securities and Exchange Commission regulations to furnish us with copies of all such Section 16(a) forms filed by such person.  Based solely on a review of the copies of such reports furnished to us during and in connection with our fiscal year ended June 30, 2011, we are not aware of any material delinquencies in the filing of such reports.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors.  Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements.  The Company’s independent registered public accounting firm, EisnerAmper LLP, is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended June 30, 2011 with management and the independent registered public accounting firm.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from EisnerAmper LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.  The Audit Committee has concluded that EisnerAmper LLP is independent from the Company and its management.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s  Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the Securities and Exchange Commission.

Dated: October 12, 2011	Members of the Audit Committee Willem van Rijn Michael W. Levin Paul C. Baker

PROPOSAL NO. 2
Approval of the Plan of Dissolution

General

Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders.  On May 18, 2011, our Board of Directors approved, subject to stockholder approval, the Plan of Dissolution. A copy of the Plan of Dissolution is attached as Appendix A to this proxy statement.  The material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.

Background and Reasons for the Plan of Dissolution

Our management, with the participation of our Board of Directors, evaluates our business prospects on a periodic basis.  In August 2010, based on a report by management regarding our financial position and prospects, we began to consider alternative business strategies, including the sale of our toner business, the sale of our solid ink business, seeking additional funding and workforce reduction.  In November 2010, we sold our toner business line.  Subsequently, we settled our litigation with Xerox.  In 2011, we exited our ink business line.  As a result, we currently have no substantive operations.

On May 18, 2011, our Board of Directors held a meeting for the purpose of considering the Plan of Dissolution and other alternatives available to us, upon receiving information concerning our cash position and financial forecast. Management presented its analysis of the available alternatives to liquidation and the net assets that management believed would be available for distribution to the stockholders pursuant to the Plan of Dissolution. After lengthy discussions and after consideration of our financial position and the strategic alternatives available to us, our Board of Directors adopted the Plan of Dissolution and approved our dissolution, subject to stockholder approval. Our Board of Directors concluded that the Plan of Dissolution and our liquidation and dissolution were advisable and in the best interests of the Company and its stockholders.

Our Board of Directors approved the Plan of Dissolution after evaluating strategic alternative including entering a new business line, the acquisition of another business, or the merger with another business.  Our Board of Directors  concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders as compared to our other available strategic alternatives.  In the course of reaching that determination and recommendation, in its deliberations our Board of Directors considered a number of potentially supportive factors including:

•	the distribution of maximum cash to our stockholders in the quickest period of time;
•	the ability of our stockholders to apply tax basis to distributions in connection with the liquidation;
•	the poor long-term performance of most precedent public shell merger transactions; and
•
the reduced cost of implementing the Plan of Dissolution, coupled with the termination of our registration and reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), compared to the cost of operating a scaled down public company or an alternative public shell merger transaction.

In view of the wide variety of factors considered in connection with its evaluation of the Plan of Dissolution and the complexity of these matters, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors. After taking into account factors including set forth above, the members of our Board of Directors agreed that the benefits of the liquidation and dissolution outweigh the risks.

Certain Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution

There are many factors that our stockholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those risk factors set forth below. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposal described in this proxy statement.

•	We cannot assure you of the exact amount, if any, or timing of any distribution to our stockholders under the Plan of Dissolution.
•	If our stockholders vote against the Plan of Dissolution, it would be very difficult for us to continue our business operations.
•	We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution out of the liquidation to stockholders.
•	The payment of liquidation distributions, if any, to our stockholders could be delayed.
•
If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving liquidating distributions could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

•
Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

•	We will continue to incur the expenses of complying with public company reporting requirements.
•	Our Board of Directors may at any time turn management of the liquidation of the Company over to a third party, and some or all of our directors may resign from our board at that time.
•	If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.
•
Tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.

Our Activities Following the Adoption of the Plan

If our stockholders approve the Plan of Dissolution, we intend to wind up our business affairs, and distribute pro rata in one or more liquidating distributions all of our remaining assets to our stockholders.  Our activities will be limited to matters such as:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware;
•	paying our creditors;
•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;
•	establishing a contingency reserve for payment of our expenses and liabilities;
•	preparing to make distributions to our stockholders;
•	complying with the Securities and Exchange Commission reporting requirements, as necessary; and
•	completing tax filings.

Following approval of the Plan of Dissolution by our stockholders, a Certificate of Dissolution will be filed with the Secretary of State of Delaware dissolving the Company. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

If the Plan of Dissolution is approved, we will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan of Dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The Plan of Dissolution provides that the Board of Directors will liquidate our assets in accordance with applicable provisions of the Delaware General Corporation Law.  Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law.  Notwithstanding the foregoing, the Company shall not be required to follow the procedures set forth in Sections 280 and 281(a), and the Board of Directors may, at it option, instruct the Company to follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law, or such other procedures as it may deem appropriate.

Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of the Company and the winding up of its operations and affairs.

Modification or Abandonment of Plan

Under the Plan of Dissolution, to the extent permitted by the Delaware General Corporation Law, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder approval.

Non-Cash Assets

As of June 30, 2011, we did not have significant non-cash assets.  The Plan of Dissolution contemplates the sale of all of our remaining non-cash assets. The Plan of Dissolution does not specify the manner in which we may sell our remaining assets. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

Liquidating Distributions; Nature; Amount; Timing

The Board of Directors is currently unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. Although the Board of Directors has not established a firm timetable for payment of liquidating distributions, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash and satisfy our remaining obligations.  We intend that any liquidating distributions to the stockholders will be in the form of cash. Liquidating distributions will be made to stockholders according to their holdings of our common stock as of a final record date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of Dissolution with the Secretary of State of Delaware by a final liquidating distribution.

In lieu of satisfying all of our liabilities and obligations prior to making liquidating distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations.

Uncertainties as to the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, although currently declining, will continue to be incurred following stockholder approval of the Plan of Dissolution. Certain professional fees, such as legal expenses and the fees of outside financial advisors have recently increased, however, as a result of the liquidation process. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. However, no assurances can be given that available cash will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. If such available cash is not adequate to provide for our obligations, liabilities and expenses, distributions of cash to our stockholders will be reduced and could be eliminated.

We anticipate that, following the approval of the Plan of Dissolution, our principal activities will be winding down our operations. Our President is scheduled to remain in office until June 30, 2012.  In that regard, we anticipate terminating the employment of our remaining salaried employees approximately 30 days after the approval of the Plan of Dissolution.

We may distribute the balance of our available cash from time to time through one or more liquidating distributions. As of June 30, 2011, we had approximately $4.1 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $1.4 million.  As of September 30, 2011, we had approximately [$3.7 million of cash and cash equivalents and total liabilities of approximately [$0.3 million].  In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following: ongoing operating expenses; expenses incurred in connection with extending our directors’ and officers’ insurance coverage; expenses incurred in connection with the liquidation and dissolution; severance payments and related costs; and professional, legal, consulting and accounting fees.

Based on our current projections of operating expenses and costs associated with the dissolution process, we currently estimate that we will have a maximum of [$2.4] million available for distribution.  The following describes management’s current estimate of outlays as of the date of this proxy statement. Our independent registered public accounting firm has not performed any procedures with respect to the information in the following table and, accordingly, does not express any form of assurance on that information. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The following assumes that the Plan of Dissolution is approved by December 31, 2011 and that we will complete the sale of our assets and our liquidation and dissolution by December 31, 2012.

Cash balance at [June 30, 2011]	[$4,112,542]
Salaries and related benefits	[230,000]
Other operating expenses	[30,000]
Collection of accounts receivable and other receivables as of [September30, 2011]	[126,604]
Payment of accounts payable and accrued expenses as of [September 30, 2011]	[370,000]
Sale of fixed assets	[68,000]
Facility lease termination costs	[536,000]
Contingency reserve	[489,000]
Legal fees	[76,000]
Accounting fees	[181,000]

Estimated cash to distribute to stockholders	[2,395,146]
Shares outstanding at November 3, 2011	[13,647,376]
Estimated per share distribution	[$0.18]

The actual amount available for distribution could be substantially less if we discover additional liabilities or claims or incur unexpected or greater than expected expenses.

Contingent Liabilities; Contingency Reserve

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal, accounting and consulting fees, payroll and other taxes payable, miscellaneous office expenses, and expenses accrued in our financial statements. There can be no assurance that the contingency reserve will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustee(s). The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustee(s), and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan of Dissolution authorizes the Board of Directors to appoint one or more individuals, who may include persons who are also officers or directors of the Company, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

The trust would be evidenced by a trust agreement between us and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

After closing of our transfer books, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Reporting Requirements

Whether or not the Plan of Dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution

Certain of our directors and executive officers may have interests in the liquidation and dissolution of the Company that are different from yours.

Executive officers and members of our Board of Directors own an aggregate of 2,179,046 shares of the Company’s common stock as of [October 27, 2011].  Their holdings are reflected in the section entitled “Stock Ownership” of this proxy statement.  In the event of distributions, they would be entitled to cash distributions based on their ownership of shares of the Company’s common stock.  The amounts of such distributions are not readily determinable as they are dependent upon the amount of consideration received for such assets. Each member of the Board of Directors has indicated his or her intention to vote his or her shares FOR the proposal to approve the Plan of Dissolution.

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the dissolution of the Company and to obtain runoff coverage for claims against our current officers and directors for an additional six years thereafter.

If the dissolution is approved, our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members or one or more of our officers to act as trustee or trustees of such liquidating trust. In the event a board member or officer is appointed to act as a trustee or trustees of the liquidating trust, we expect that the compensation paid to such individual or individuals for their trustee services would not be materially different from the compensation that would be paid to an outside third party, such as a bank, for similar services.

As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the liquidation and dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation and dissolution will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan of Dissolution.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, regulated investment companies, foreign individuals and entities, and persons who acquired their Media Sciences stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the Plan of Dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Media Sciences. After the approval of the Plan of Dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders. Amounts received by stockholders pursuant to the Plan of Dissolution will be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.

After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve, payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts. If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.

Estimates

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or immature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

The Board of Directors recommends a vote “FOR”
the approval and adoption of the Plan of Dissolution.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Current and Former Accounting Firms

EisnerAmper LLP audited our financial statements for the fiscal years ended June 30, 2011 and 2010.  Amper, Politziner & Mattia, LLP audited our financial statements for the fiscal years ended June 30, 2009 and 2008.

On August 16, 2010, the Company was notified that Amper, Politziner and Mattia, LLP combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper LLP.  On August 16, 2010, Amper, Politziner & Mattia, LLP resigned as the independent registered public accounting firm of the Company, and the Audit Committee of the Company’s Board of Directors engaged EisnerAmper LLP to serve as the Company’s new independent registered public accounting firm.

During the Company’s fiscal years ended June 30, 2009 and 2008 and the subsequent period through the date of engagement of EisnerAmper LLP, neither the Company nor anyone on its behalf consulted with Eisner regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit reports of Amper on the (consolidated) financial statements of the Company as of and for the years ended June 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s (consolidated) financial statements for the fiscal years ended June 30, 2009 and 2008 and the subsequent period up through the date of resignation, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years or for any reporting period since the Company’s last fiscal year end, and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

The Company provided Amper a copy of the disclosures it made in a Current Report on Form 8-K prior to the time the report was filed with the Securities and Exchange Commission.  The Company requested that Amper furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Amper agrees with the Company’s statements made therein insofar as they related to Amper.  A copy of Amper’s letter dated August 17, 2010 was filed as Exhibit 16.1 to the Form 8-K report.

Principal Accountant Fees and Services

Audit Fees.   Fees for audit services provided by EisnerAmper, LLP our principal independent registered public accounting firm, for the years ended June 30, 2011 and 2010 were $177,700 and $105,000, respectively.  Fees for audit services provided by Amper, Politziner & Mattia, LLP, for the year ended June 30, 2010 were $45,149.  Audit fees consist of the aggregate fees billed for the audits of our annual financial statements, reviews of our interim financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.   Fees for audit-related services provided by EisnerAmper, LLP during the years ended June 30, 2011 and 2010 were $0.  Fees for audit-related services provided by Amper, Politziner & Mattia, LLP during the year ended June 30, 2010 were $0.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements outside of those fees disclosed above under the caption Audit Fees.

Tax Fees.   Fees for tax services provided by EisnerAmper, LLP for the years ended June 30, 2011 and 2010 were $37,898 and $0, respectively.  Fees for tax services provided by Amper, Politziner & Mattia, LLP during the fiscal year ended June 30, 2010 were $18,135.  Tax fees consist of fees billed for tax compliance, tax advice, and tax planning.

All Other Fees.   There were no other fees billed for services by EisnerAmper, LLP or Amper, Politziner & Mattia, LLP for the fiscal years ended June 30, 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services, including non-audit services, performed by the independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  All services performed in our 2011 and 2010 fiscal years were pre-approved.

PROPOSAL NO. 3
Ratify Selection of Independent Registered Public Accounting Firm

The Audit Committee has appointed, and is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of EisnerAmper LLP to serve as independent auditors for the fiscal year ending June 30, 2012.

A representative of EisnerAmper LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to speak, and is expected to be available to respond to appropriate questions of stockholders.

Although stockholder action in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accounting firm in maintaining the integrity of our financial controls and reporting.  If our stockholders fail to ratify the appointment, the Board will reconsider the selection.  Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if the Board determines that such a change would be in the best interests of Media Sciences International and our stockholders.

The Board of Directors recommends a vote “FOR”
the ratification of the selection of EisnerAmper LLP

PROPOSAL NO. 4
Adjourment Proposal

The adjournment proposal allows the Company's Board of Directors or its Chairman, in their discretion, to adjourn or postpone the meeting for further solicitation of proxies, if there are not sufficient votes at the originally scheduled time of the meeting to approve the dissolution proposal.

If an adjournment proposal is presented at the meeting and is not approved by the stockholders, the Company's Board of Directors may not be able to adjourn the meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the meeting to approve the dissolution. In such event, the Company will not be able to dissolve and liquidate.

The Board of Directors recommends a vote “FOR”
the approval of the adjournment proposal.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy materials for our next year’s annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, we must receive the written proposal no later than [July 20, 2012].  The submission of a stockholder proposal does not guarantee that it will be included in our next year’s proxy statement.  There are additional requirements regarding proposals of stockholders, and a stockholder contemplating submission of a proposal for inclusion in company-sponsored proxy materials is referred to Rule 14a-8.  Stockholder proposals submitted outside the processes of Rule 14a-8 stockholder for presentation at next year’s annual meeting must be received no later than [October 3, 2012] to be considered timely.  In the event that we hold our next year’s annual meeting of stockholders more than 30 days before or after the one-year anniversary date of this year’s annual meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.  We did not receive any stockholder proposals in connection with this year’s meeting and proxy statement. All proposals must be submitted in writing to the attention of our Corporate Secretary at our executive offices at:  Media Sciences International, Inc., 203 Ridge Road, Goshen, New York 10924.  Such proposals should be submitted to us by certified mail, return receipt requested.

Expenses of Proxy Solicitation

We pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes in connection with the annual meeting.  If you choose to vote over the internet or by telephone, you are responsible for internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  We will also use the proxy solicitation services of Continental Stock Transfer and Trust Company in the distribution of proxy materials, and Morrow & Co., LLC will assist in the solicitation of proxies by personal interview, mail, telephone and electronic communications.  We will pay Continental and Morrow a fee that is not expected to exceed $15,000 plus out-of-pocket expenses for their proxy solicitation services, and we will reimburse for payments made to brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Financial Statements

Our annual report on Form 10-K for the year ended June 30, 2011 (the “Annual Report”) accompanies the proxy materials being mailed to our stockholders in connection with the annual meeting.  The Annual Report, including our financial statements as of and for the years then ended June 30, 2011 and 2010, is hereby incorporated by reference into this proxy statement.

Pro forma financial information is not presented since the reverse split will not have any material effect on our financial condition or the results of our operations.

Annual Report

We will mail without charge, upon written request, a copy of our Annual Report, including the financial statements, schedules, and list of exhibits.  Requests should be sent to:  Attn.:  Investor Relations, Media Sciences International, Inc., 203 Ridge Road, Goshen, New York 10924.  Such request must set forth a good-faith representation that the requesting party was either a holder of our common stock on the record date.  Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Householding of Proxy Materials

Stockholders who have the same mailing address and last name may have received a notice that your household will receive only one annual report and proxy statement.  This practice, commonly referred to as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice, from us or from your bank, broker or other registered holder, that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  A number of banks, brokers and other registered holders with account holders who are our stockholders household our proxy materials. If you hold your shares in street name, and no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify your bank, broker or other registered holder.  If you are a holder of record, and no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify our Investor Relations Department.  Any stockholder residing at a shared address to which a single copy of the proxy materials was delivered who wishes to receive a separate copy of our annual report or proxy statement may contact our Investor Relations Department, and we will deliver those documents to such stockholder promptly upon receiving the request.  You can reach our Investor Relations Department at:  Attn.: Investor Relations, Media Sciences International, Inc., 203 Ridge Road, Goshen, New York 10924, tel: (201) 677-9311.

Other Action at Meeting

Our Board knows of no other matters, except the proposals in this proxy statement, for stockholder action at the annual meeting.  If any other items or matters properly come before the meeting, or any adjournments or postponements, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

By order of the Board of Directors

/s/ Denise Hawkins
Denise Hawkins, Secretary
Goshen, New York
[November 17, 2011]

Appendix A

PLAN OF DISSOLUTION
OF
MEDIA SCIENCES INTERNATIONAL, INC.

This Plan of Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Media Sciences International, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.           The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the Company’s Stockholders (the “Stockholders”) to take action on the Plan, including the dissolution of the Company, and to ratify the Company’s actions taken to date on the Plan.  If Stockholders holding a majority of the Company’s outstanding common stock (the “Common Stock”), vote for the dissolution of the Company and adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.           After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan.  Unless abandoned, no later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.           From and after the Adoption Date, the Company shall:

(a)           file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL;

(b)           determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) sell, exchange or otherwise dispose of assets (other than cash and cash equivalents) in one or more transactions to any person or persons for consideration and upon terms and conditions deemed by the Board of Directors, in its absolute discretion, to be in the best interests of the Company and Stockholders.  In connection with such sale, exchange or other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts, and other claims owing to the Company;

(c)           make payment or provision for the payment of all debts and liabilities of the Company, including all expenses of the sale of its assets and of the liquidation and dissolution provided for in the Plan, and contingent, conditional, unmatured or unknown claims, in accordance with the DGCL;

(d)           wind up its business activities and withdraw the Company from any jurisdiction in which it is qualified to do business; and

(e)           distribute all of its remaining assets, if any, pro-rata to its Stockholders in one or a series of distributions.

4.           The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL.  Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281(a) of the DGCL.  Notwithstanding the foregoing, the Company shall not be required to follow the procedures set forth in Sections 280 and 281(a) of the DGCL, and the Board of Directors may, at it option, instruct the Company to follow the procedures set forth in Section 281(b) of the DGCL.

5.           The distributions to the Stockholders pursuant to Section 3, 6 and 7 hereof shall be in exchange for the complete cancellation of all of the outstanding Common Stock of the Company.  As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”).  The Company will close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company ceases to exist under the Delaware General Corporation Law (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.           If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.           If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve.  The Board of Directors is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company.  Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities.  Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan.  Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company.  The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.  Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

8.           After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution in accordance with the DGCL.

9.           Approval of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval by the Stockholders of the sale, exchange or other disposition of all of the assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for the sale, exchange or other disposition which are conditioned on adoption of this Plan.  The Company shall be authorized to sell, exchange or otherwise dispose of its remaining assets immediately following the adoption of this Plan by its Stockholders in order to attain the highest value for such assets and maximize value for its Stockholders and creditors.  The Company’s assets may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers.  The Company shall not be required to obtain appraisals or other third party opinions as to the value of its assets in connection with the dissolution and liquidation. Notwithstanding the foregoing, the Company shall not sell any of its remaining material assets to its affiliates without first obtaining the approval of the asset sale by our Stockholders, excluding the votes of the relevant affiliate and any other interested Stockholder as determined by our board of directors in accordance with all applicable laws and regulations.

10.           In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.  Adoption of this Plan shall constitute approval of such payments by the Stockholders of the Company.

11.           In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, hire employees and retain independent contractors and agents as the Board deems necessary or desirable to supervise the dissolution and liquidation, and, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.  Adoption of this Plan shall constitute the approval of such the payment of any such compensation by the Stockholders.

12.           The Company shall continue to indemnify its officers, directors, employees, Trustees, agents and representatives to the maximum extent permitted in accordance with applicable law, and in accordance with its certificate of incorporation, as amended, and Bylaws, as amended, and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company (or any liquidating trust, and shall indemnify the trustees and agents of the trust on similar terms from the trust assets). The Company’s obligation to indemnify such persons may also be satisfied out of the assets of any Trust.  The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies now or hereafter in effect.

13.           Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, to the extent the Board of Directors deems it necessary or advisable, the Board of Directors may, and shall have authority to, modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

14.           The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

15.           It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the regulations promulgated thereunder.  The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company.  Within thirty (30) days after the Dissolution Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code, and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.  The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of dissolution or after liquidation.

VOTE BY TELEPHONE OR INTERNET
QUICK ««« EASY ««« IMMEDIATE

MEDIA SCIENCES INTERNATIONAL, INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Media Sciences International, Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card.  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 28, 2011.

To Vote Your Proxy by Internet
www.CSTPROXYVOTE.com
Have your proxy card available when you access the above website.  Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
-------------------------------------------------------------------------------------------------------------------------------------------

PROXY	Please mark your votes like this	[X]
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS.

		WITHHOLD
	FOR	AUTHORITY			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	☐	☐	2.	Approve Plan of Dissolution	☐	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)			3.	Ratify Selection of Independent Registered Public Accounting Firm	☐	☐	☐
01- MICHAEL W. LEVIN, 02 - WILLEM VAN RIJN 03 - PAUL C. BAKER, 04 - EDWIN RUZINSKY 05 - HENRY ROYER, 06 - DENNIS RIDGEWAY			4.	Adjourn the Meeting	☐	☐	☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_______________________	Signature_______________________	Date__________
NOTE:  Please sign exactly as your name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MEDIA SCIENCES INTERNATIONAL, INC.

The undersigned appoints [Denise Hawkins] and [Michael Levin], and each of them, as proxies, each with the power to appoint her or his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Media Sciences International, Inc. held of record by the undersigned at the close of business on November 3, 2011 at the Annual Meeting of Stockholders of Media Sciences International, Inc. to be held on December 29, 2011 or at any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)